EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT is made as of April 1, 1998 by and between Coastal Acquisition, L.L.C., a Virginia limited liability company ("Company") and William E. McKnight ("Executive").

     WHEREAS, Executive is the sole shareholder of Coastal Credit Corporation, CCC GA, Inc., CCC DEL, Inc., CCC JAC, Inc., CCC AM, Inc., CCC SC, Inc. and
Coastal Credit Corporation of Florida (each individually referred to as a "Coastal Group Member" and collectively referred to as the "Coastal Group"); and

     WHEREAS, contemporaneous with the execution and delivery of this Agreement, and pursuant to that certain Asset Purchase Agreement by and among the Executive, the Coastal Group and the Company dated as of January 26, 1998 (the "Asset Purchase Agreement"), the Coastal Group is transferring and selling, and the Company is acquiring, substantially all of the assets of the Coastal Group, and Coastal Credit Corporation ("Coastal Credit") is acquiring a 25% membership interest in the Company in consideration for a $1,250,000 capital contribution. In connection with the transactions contemplated by the Asset Purchase Agreement, and as a condition thereto, the Executive and the Company are required to execute and deliver this Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Definitions. The terms defined in this Section 1 shall have the respective meanings indicated below for all purposes of this Agreement.

          (a) Affiliate. "Affiliate" of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

          (b) Cause. "Cause" shall mean any one or more of the following:

               i. engaging in a material dishonest act, including without limitation any material misrepresentation or intentional omission to state a material fact to the Managers, willful breach of fiduciary duty, misappropriation or fraud against the Company or any Affiliate of the Company;

               ii. any indictment or similar charge against Executive by a governmental authority alleging the commission of a felony, or a guilty plea or no-contest plea by Executive to a felony;

               iii. material failure by Executive to follow the Company's general policies, directives or orders applicable to officers of the Company


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          after failing to cure prior similar  failures within fifteen (15) days of receiving written notice thereof from the Managers;

               iv. intentional destruction or theft of the Company's property or falsification of the Company's documents;

               v. a breach by Executive of the provisions of Section 13; or

               vi. a material breach by Executive of any other provision of this Agreement and the failure by Executive to cure such breach within thirty (30) days of the date on which the Company gives Executive notice thereof.

          (c) Date of Termination. "Date of Termination" shall mean in the case of Executive's death, the date of death, in the case of Disability, thirty
     (30) days after Notice of Termination is given (provided Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period), and in all other cases, the date specified in the Notice of Termination, which shall be at least thirty (30) days after the date of the Notice of Termination, unless the termination is by the Company for Cause.

          (d) Disability. "Disability" shall occur if as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of his duties with the Company for three (3) consecutive months.

          (e) Good Reason. "Good Reason" shall mean any one or more of the following bases for termination of Executive's employment by Executive:

               i. the removal of Executive as a Manager of Company without Cause;

               ii. the assignment to Executive of any duties inconsistent in any material respect with Executive's position, authority, duties or responsibilities as contemplated by Section 5(a) of this Agreement, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               iii. an action of Company that requires Executive to move from his permanent place of residence;

               iv. the Company's failure to set Executive's compensation at the minimum salary and bonus described in Section 6 hereof for the first Renewal Term of this Agreement (as such term is defined in Section 3 below); or

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

               v. during the Initial Term hereof (as such term is defined in Section 3 below), a termination in connection with Coastal Credit's decision to exercise its put option based on its vote against an action approved by the members of the Company under Section 3.1 of the Company's Amended and Restated Operating Agreement (the "Operating Agreement").

          (f) Notice of Termination. Any termination of Executive's employment by either the Company or Executive, except for a termination based on Executive's death, shall be Communicated by a written Notice of Termination.

          (g) Person. "Person" shall mean any natural person, corporation, partnership, association, limited liability company, trust, governmental authority, or other entity.

          (h) Retirement. "Retirement" shall mean termination of Executive's employment after Executive has attained age 65.

     2. Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company for the Term of this Agreement set forth in
Section 3 below, in the position and with the duties and responsibilities set forth in Sections 4 and 5 below, and upon the other terms and conditions hereinafter stated.

     3. Term. This Agreement is for the two-year period commencing on the date hereof (the "Commencement Date") and terminating on the second anniversary of the Commencement Date, or upon Executive's earlier death, termination by reason of Disability or termination by either party pursuant to Section 10 (the "Initial Term"). The Initial Term shall be automatically extended for successive one-year periods (each a "Renewal Term," with the Initial Term and any Renewal Terms collectively referred to herein as the "Term"), unless at least ninety
(90) days prior to the end of the Initial Term or any Renewal Term, either party, by a written notice delivered to the other party, elects not to have the Term automatically extended.

     4. Position. Executive shall serve as President and Chief Executive Officer of the Company.

     5. Duties and Responsibilities.

          The Company hereby engages Executive as a full-time executive employee and Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement. During the Term, Executive shall devote all of his business time and best efforts to, and shall perform faithfully, loyally and efficiently, his duties as President of the Company and shall exercise such powers and fulfill such responsibilities as may be duly assigned to or vested in him by the Operating Agreement or by the Managers of the Company (the "Managers") consistent with the responsibilities of the President.

          During the Term, Executive will not engage in other employment or consulting work or any trade or business for his own account or on behalf of any


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

     other Person. Notwithstanding the foregoing, Executive may (i) serve on such corporate, civic, industry or charitable boards or committees as are approved by the Managers and (ii) manage his own and his immediate family's personal investments, provided that the activities permitted by clauses (i) and (ii) above shall not, individually or in the aggregate, interfere in any material respect with the performance of Executive's responsibilities hereunder.

     6. Salary/Bonus. For all services rendered by Executive under this Agreement, the Company shall pay to Executive an aggregate annual base salary of $240,000, payable, in equal installments, at least monthly, in accordance with the Company's regular payroll procedures. The Company shall review possible increases in Executive's salary at least annually, with any such increases subject to the determination of the Managers in their sole discretion.

     Executive will be eligible for an annual performance bonus. During the Initial Term, Executive's bonus shall equal twelve percent (12%) of the Company's Net Pre-Tax Income in excess of $500,000. For purposes of this Agreement, "Net Pre-Tax Income" shall mean net income of the Company before provision for federal or state taxes and after related party expenses and allocated overhead, all as determined in accordance with generally accepted accounting principles consistently applied. All items of related party expenses and allocated overhead subtracted from net income shall also require the unanimous approval of the Managers, which shall not be unreasonably withheld. During any Renewal Term hereof, the amount of such annual bonus shall be based on goals to be determined by the Managers by reference to the annual budget approved by the Managers.

     Notwithstanding anything to the contrary in the foregoing, Executive shall be entitled to terminate his employment under this Agreement for Good Reason at the expiration of the Initial Term or during the first two months of the first Renewal Term hereof if the Managers fail to set his compensation at or above the following minimum levels for such first Renewal Term: $250,000 base salary and annual performance bonus equal to eight percent (8%) of the Company's Net Pre-Tax Income in excess of $500,000.

     7. Employee Benefits. The Company shall provide or cause to be provided to Executive and to Executive's dependents, at the Company's expense, all disability, medical and dental benefits provided to other executives of the Company. During any waiting period for insurance eligibility, COBRA insurance costs for Executive and Executive's dependents will be paid by the Company. In addition, the Company shall pay the Executive $800 per month as an automobile allowance to cover the cost of Executive's use of an automobile for Company purposes. During the Term of this Agreement, Executive shall maintain insurance in connection with the automobile as required by state law and such other insurance as is reasonably satisfactory to the Company. If the terms of such insurance policy allow it, the Company shall be named as an additional insured on all such coverage.

     8. Vacation. Executive shall be entitled to four (4) weeks vacation during each consecutive twelve month period of employment beginning on the Commencement Date and each anniversary thereof. In the event that the full vacation is not taken by Executive during


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any such period, no vacation time shall accrue for use in future periods, except as approved by the Managers.

     9. Business Expenses. Executive will be reimbursed for all reasonable ordinary and necessary business expenses incurred by Executive in connection with Executive's employment (to be supported by receipts and other documentation as required by the Internal Revenue Code of 1986, as amended, and in conformance with the Company's normal procedures).

     10. Termination. Either the Company or Executive may terminate the employment of Executive at any time prior to the expiration of the Term of this Agreement, with or without Cause or Good Reason.

     11. Payments During Disability and Upon Termination or Expiration. Executive or his estate shall be entitled to the following during a period of Disability, upon Executive's death, upon termination of Executive's employment by Executive or the Company, or if the Term of this Agreement is not extended by reason of notice given by either party pursuant to Section 3 hereof, as the case may be:

          During any period that Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, until such time as Executive returns to the full-time performance of his duties or the Date of Termination if Executive's employment is terminated for Disability, Executive shall continue to receive his base salary at the rate in effect at the commencement of any such period minus any disability benefits received by him under any insurance or disability plan of the Company. If terminated for Disability, Executive shall additionally be entitled to receive the severance compensation provided for in subsections 11(c)(ii) and (iii) hereof.

          If (1) Executive's employment is terminated by Executive without Good Reason; (2) Executive's employment is terminated by the Company for Cause; or (3) this Agreement is terminated by reason of Executive's notice of non-renewal, as provided in Section 3 hereof, then Company shall pay Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts or benefits to which Executive is entitled through such date under any plan, arrangement or practice in effect at the time of such termination, minus any amounts owed by Executive to the Company. Executive shall not be entitled to receive any bonus applicable to the period in which termination occurs, and the Company shall have no further obligations to Executive under this Agreement (other than under COBRA and for vested and accrued benefits and accrued and unpaid vacation); provided, however, if Executive's employment is terminated by reason of Executive's notice of nonrenewal, Executive shall be paid a pro rata portion of his performance bonus, if any based on the number of months, including portions thereof, during which Executive was employed during the fiscal year in which his employment was terminated, based on the performance of the company for said fiscal year as reflected in the Company's financial statements for said fiscal year.

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

          (c) If (1) Executive's employment is terminated by reason of Executive's death; (2) Executive's employment is terminated by the Company other than for Cause; (3) Executive's employment is terminated by the Executive for Good Reason (except as provided below); or (4) this Agreement is terminated by reason of the Company's notice of non-renewal, then Executive shall be entitled to the following:

               i. the Company shall pay to Executive any unpaid base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination;

               ii. Executive shall be entitled to any other compensation and benefits granted under this Agreement, except any performance bonus, for a period equal to the longer of: (a) one year from the Date of Termination, or (b) if the Date of Termination occurs within the first year of the Initial Term, the remainder of the Initial Term. Such benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect as though Executive was still then in the employ of the Company. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which accrue solely as a result of the passage of time under any benefit plan, employment agreement or other contract, plan or arrangement; and

               iii. Executive shall be entitled to receive a pro rata portion of his performance bonus, if any, based on the number of months, including portions thereof, during which Executive was employed during the fiscal year in which his employment was terminated, based on the performance of the Company for said fiscal year as reflected in the Company's financial statements for said fiscal year.

     If Executive terminates his employment for Good Reason based on Section 1(e)(4) hereof, then Executive shall only be entitled to receive the compensation provided for in subsections 11(c)(i) and (iii) hereof.

          (d) If Executive's employment shall be terminated by reason of Executive's Retirement, then Executive shall be entitled to receive the compensation provided for in subsections 11(c)(i) and (iii) hereof.

     12. Coastal Credit's Membership Interest. In connection with the Coastal Group's sale of its assets to the Company pursuant to the Asset Purchase Agreement, at the closing of the transaction contemplated by the Asset Purchase Agreement, Coastal Credit shall contribute $1,250,000 to the capital of the Company, and the Company shall issue a 25% membership interest in the Company to Coastal Credit, which interest may be transferred to an Affiliate of Coastal Credit in connection with a merger, consolidation, liquidation or other

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restructuring of Coastal Credit. The membership  interest in the Company held by
Coastal Credit or its Affiliate at any time during the term of this Agreement is hereinafter referred to as the "Coastal Credit Membership Interest" and Coastal Credit or the Affiliate which holds such interest is sometimes hereinafter referred to as the "CCMI Holder." Such Coastal Credit Membership Interest shall be subject to the following terms and conditions:

          (a) Executive's Unconditional Put Option at Expiration of Initial Term. To the extent permitted under applicable law and subject to the provisions of any agreement with the Company's lenders, the bring-along rights set forth in the Company's Operating Agreement, or any other agreement approved in writing by McKnight or the CCMI Holder, the CCMI Holder shall have the right (the "Initial Term Unconditional Put Right"), at its sole option and election and for any reason, to require the Company to redeem sixty percent (60%) of the Coastal Credit Membership Interest held by such CCMI Holder at the end of the Initial Term (the "60% Interest"), subject to the following terms and conditions:

               i. The CCMI Holder must deliver written notice of its intention to exercise the Initial Term Unconditional Put Right to the Company at its principal office at least six but not more than seven months prior to the expiration of the Initial Term.

               ii. The closing of the redemption sale shall take place at the Company's offices, or at such other place as the parties may agree, and at a time (during ordinary business hours) and date fixed by the Company, which shall be on or before ten (10) business days after the expiration of the Initial Term. The redemption shall be effective as of the expiration of the Initial Term (the "Exercise Date"), and all rights of the CCMI Holder to the redeemed portion of the Coastal Credit Membership Interest, except for the right to receive its redemption price therefor in accordance herewith, shall cease as of the Exercise Date. The closing of the redemption sale shall otherwise comply with the terms set forth in Section 12(c) below.

               iii. The purchase price for the 60% Interest shall be $750,000, payable at the closing of the redemption sale in immediately available funds.

               iv. As of the Exercise Date, and provided that the $750,000 payment for the 60% Interest is made pursuant to the terms of (ii) and
          (iii) above, the capital account associated with the remaining Coastal Credit Membership Interest (the "Reconstituted Capital Account") shall be computed in accordance with the following procedure:

                    (1) Solely for purposes of this Section  12(a),  the Coastal
               Credit Membership Interest shall be treated as consisting of two separate Interests held by unrelated parties (the "Class A Interest" and the "Class B Interest").

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                    (2) The capital account of the Class A Interest shall be the capital account of the Coastal Credit Membership Interest as computed in accordance with the terms of the Operating Agreement from the inception of the Company to the Exercise Date, with the
               following   adjustments:   (a)   disregard   additional   capital
               contributions  (if any) made with  respect to the Coastal  Credit
               Membership   Interest  after  the  initial   $1,250,000   capital
               contribution; (b) take into account any changes to the Percentage Interest of the Class A Interest arising from additional capital contributions made by other Members of the Company (including capital contributions deemed made by the hypothetical Member
               purchasing   the  Class  B  Interest)   or  partial  or  complete
               redemptions of the Interests of other Members; and (c) without reduction for the $750,000 to be paid for the 60% Interest.

                    (3) The  capital  account of the Class B  Interest  shall be computed in accordance with the terms of the Operating Agreement, as if the Class B Interest were initially issued to an unrelated party upon the first additional capital contribution of the CCMI Holder, from the date of such deemed issuance to the Exercise Date, and shall be adjusted to reflect any subsequent capital contributions of the CCMI Holder, and any change in the Percentage Interest of such Class B Interest arising from the additional capital contribution, or distribution in partial or complete redemption, of any of the other Members, but shall not be reduced by the $750,000 to be paid for the 60% Interest.

                    (4) The Reconstituted  Capital Account of the Coastal Credit
               Membership Interest on the Exercise Date shall then equal the sum of (x) 40% of the capital account of the Class A Interest plus
               (y) 100% of the capital account of the Class B Interest.

                    (5) The  computation of the capital  accounts of the Class A
               Interest and Class B Interest shall take into account changes in Percentage Interests (as defined in the Operating Agreement) and resulting changes in allocation of profits or losses, and in distributions to the Members (including the hypothetical Member holding the Class B Interest) resulting from additional capital contributions by or complete or partial redemptions of the Members, at the time and in the manner set forth in the Operating Agreement.

               v. On the Exercise Date, the Percentage Interest of the remaining Coastal Credit Membership Interest (the "Remaining Interest") shall be reduced to the sum of 40% of the Percentage Interest of the Class A Interest plus 100% of the Percentage Interest of the Class B Interest, the Percentage Interests of the other members) of the Company shall be

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          increased  on a pro rata  basis  by the  change  in the CCMI  Holder's
          Percentage Interest in accordance with their proportionate Percentage Interests, and Schedule A of the Operating Agreement shall be revised to reflect such adjusted Percentage Interests.

               vi. On the Exercise Date, the capital accounts of the other Member(s) of the Company shall be increased (or decreased) on a pro rata basis in accordance with such other Members' proportionate Percentage Interests by the amount by which (x) the Reconstituted Capital Account, as computed under subsection (iv) above, is less than (or greater than) (y) the actual capital account for the Coastal Credit Membership Interest immediately prior to the Exercise Date less $750,000.

          (b) Executive's Unconditional Put Option at or After Fifth Anniversary Date. To the extent permitted under applicable law and subject to the provisions of any agreement with the Company's lenders, the bring-along rights set forth in the Company's Operating Agreement, or any other agreement approved in writing by McKnight or the CCMI Holder, in the event the Initial Term Unconditional Put Right has not been exercised, and only in such event, from and after the fifth anniversary of the Commencement Date, the CCMI Holder shall have the right (the "Five Year Unconditional Put Right"), at its sole option and election, for any reason, and regardless of whether Executive is still employed by the Company, to require the Company to redeem any portion or all of the Coastal Credit Membership Interest then held by such CCMI Holder, subject to the following terms and conditions:

               i. Prior to the exercise of the Five Year Unconditional Put Right, the Company, or any corporation or other entity into which the Company has been converted or reorganized, shall not have sold, exchanged or otherwise disposed (other than by such conversion or reorganization) of substantially all of its assets, or made a public offering of its Interests or other equity securities which have been registered under the Securities Act of 1933, as amended, or any successor statute.

               ii. The CCMI Holder may exercise its right to require redemption pursuant to this Section 12(b) by delivering written notice of its intention to exercise the Five Year Unconditional Put Right to the Company at its principal office, identifying the Percentage Interest of the Coastal Group Membership Interest sought to be redeemed (the "Section 12(b) Put Notice").

               iii. Unless the closing must be delayed in order to obtain the appraisals contemplated in Section 12(b)(v) below or unless the Company's lender has not approved the redemption, the closing of the redemption sale shall take place at the Company's offices, or at such other place as the parties may agree, and at a time (during ordinary business hours) and date fixed by the Company (the "Closing Date"), but in any


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          event within (60) days after  receipt of the Section 12(b) Put Notice.
          If the Closing must be delayed to complete the appraisal process or obtain the Company's lender's approval, the Closing Date shall be within sixty (60) days of either obtaining the appraisal or approval, as applicable. All rights of the CCMI Holder to the Coastal Credit Membership Interest, or to such lesser Percentage Interest thereof which is to be redeemed, except for the right to receive its redemption price and Deferral Compensation, if any, in accordance herewith, shall cease on the Closing Date. The closing of the redemption sale shall otherwise comply with the terms set forth in
          Section 12(c)(ii) below.

               iv. The purchase price for the Coastal Group Membership Interest redeemed pursuant to this Section 12(b) shall be payable at the closing of the redemption sale in immediately available funds. Unless one of the parties shall object as provided in subsection (v) below, the price shall be five times the Net Pre-Tax Income of the Company (as defined in Section 6 of this Agreement) for the four fiscal quarters immediately preceding the date of the Section 12(b) Put Notice, multiplied by the Percentage Interest in the Company represented by that portion of the Coastal Credit Membership Interest subject to the redemption transaction.

               v. If either the Company or the CCMI Holder delivers a written notice to the other party on or before 30 days after the date of the
          Section 12(b) Put Notice, objecting to basing the purchase price on the formula set forth in subsection (iv) above, the purchase price for the Percentage Interest to be redeemed shall be the then fair market value of such Percentage Interest, without application of a minority interest discount, blockage premium or any other adjustment based on the voting power represented by the Percentage Interest, as of the end of the calendar month immediately preceding the date of the Section 12(b) Put Notice, as determined by appraisal in the following manner. The Company and the CCMI Holder shall in good faith attempt to jointly select a third party, nationally recognized, independent certified business appraiser experienced in business valuations to perform the appraisal. If the parties fail to agree on a single appraiser, the Company and the CCMI Holder shall each select an appraiser who will in turn select a third independent competent appraiser, and the third appraiser's appraisal of such fair market value shall be conclusive. If either party has not served written notice on the other party of its appointment of an appraiser on or before 30 days after the delivery of the objection notice, the first appraiser will be the only appraiser, and shall prepare the appraisal which will be conclusive on both parties. In the event the two appraisers are unable to agree on a third appraiser within fifteen (15) days after each party's appraiser has been identified to the other party, each selected appraiser shall prepare an appraisal, and the average of such two appraisals shall be conclusive on both parties. The parties shall equally share the cost of all such appraisals.

          All appraisals must be prepared on or before 30 days after an appraiser has been instructed to prepare an appraisal.

               vi. If the CCMI Holder exercises the Five Year Unconditional Put Right for more than fifty percent (50%) of the Percentage Interest represented by the Coastal Credit Membership Interest then held by the CCMI Holder, then such action shall be deemed, at the Company's option after discussion with Executive of his desires to remain as an employee of the Company, termination of Executive's employment by Executive without Good Reason.

               vii. If the Company's redemption of the Coastal Group Membership Interest pursuant to this Section 12(b) is delayed because the Company's lender has not consented to the redemption, then the Company shall pay Executive additional compensation (the "Deferral Compensation") under Section 6 or 11 above, as applicable, from the date which is sixty (60) days after the date of the Section 12(b) Put Notice until the date of the Company's Release Notice (as such term is defined in Section 12(c)(iii) below). The Deferral Compensation shall be payable monthly to coincide with payment dates under the Company's normal payroll practices, and shall be calculated as follows: (x) the percentage rate equal to the weighted average annual interest rate on all privately-held subordinated debentures and notes issued by the Company and outstanding on the date of the Section 12(b) Put Notice, which shall be weighted based on the respective principal amounts outstanding, (y) divided by twelve, and (z) multiplied by the redemption price determined in paragraph 12(b)(iv) or (v), as the case may be. The Deferral Compensation shall be adjusted to reflect any partial months during the payment period.

          (c) Executive's Other Put Options.

               i. To the extent permitted under applicable law and subject to the provisions of any agreement with the Company's lenders, the bring-along rights set forth in the Operating Agreement, or the terms of any other agreement approved in writing by McKnight or the CCMI Holder, in the event the Initial Term Unconditional Put Right is not exercised, and only in such event, the CCMI Holder shall have the right, at its sole option and election, to require the Company to redeem all, but not less than all, of the Coastal Credit Membership Interest at the redemption price calculated in accordance with Schedule A hereto, in the following events:

                    (1) the  Company's  termination  of  Executive's  employment without Cause;

                    (2) the Executive's Retirement, Disability or death;

                    (3) the Executive's  termination of his employment with Good
               Reason;

                    (4) the  termination  of this  Agreement  by  reason  of the
               Company's notice of non-renewal; or

                    (5) a dissenting  vote by the CCMI Holder as a Member of the
               Company under Section 3.1 of the Operating Agreement.

          ii. The CCMI Holder may exercise its right to require redemption pursuant to this Section 12(c) by delivering written notice to the Company at its principal office within sixty (60) days after the Date of Termination, stating that the CCMI Holder elects to require the Company to redeem all, but not less than all, of the Coastal Credit Membership Interest in accordance with the provisions of this Section 12(c) (the "Section 12(c) Put Notice"). Unless deferred pursuant to subsection (iii) below, the closing of the redemption sale shall take place at the Company's offices, or at such other place as the Company and the CCMI Holder may agree, and at a time (during ordinary business hours) and date fixed by the Company (the "Closing Date"), but in any event within sixty (60) days after receipt of the Section 12(c) Put Notice.

At the closing of such redemption sale, the Company shall deliver to the CCMI Holder, in immediately available funds, the redemption price for the Coastal Credit Membership Interest and the CCMI Holder shall deliver to the Company the certificates) (if any) representing the Coastal Credit Membership Interest and/or such other documents of assignment as the Company reasonably determines are necessary to consummate the redemption and to demonstrate that the certificates and the Coastal Credit Membership Interest represented thereby are free and clear of any lien, claim or encumbrance thereon, except for restrictions under the Operating Agreement. All rights of the CCMI Holder to the Coastal Credit Membership Interest, except for the right to receive its redemption price and the Put Deferral Compensation, if any, therefor in accordance herewith, shall cease on the Closing Date.

          iii. In the event that the Company cannot redeem the Coastal Group Membership Interest because of restrictions in an agreement with the Company's lenders, then the Company shall promptly advise the CCMI Holder of such restrictions, and shall also deliver written notice to the CCMI Holder of the expiration or waiver of such restrictions within ten days after it learns of the same (the "Release Notice"). The Company's delivery of the Release Notice pursuant to this subsection shall be treated as the delivery of a Section 12(c) Put Notice in accordance with Section 12(c)(ii) above for the purpose of establishing the Closing Date for the redemption sale, and the Company shall thereafter be required to purchase, and the CCMI Holder shall be required to sell, the Coastal Group

     Membership Interest in accordance with the provisions of Section 12(c)(ii). The redemption price thereof shall be the same as that which would have been paid pursuant to Schedule A hereof if such redemption had not been delayed.

          iv. If the Company's redemption of the Coastal Group Membership Interest pursuant to this Section 12(c) is delayed pursuant to subsection
     (iii) above, the Company shall pay Executive additional  compensation under
     Section 11 above (or,  in the event of the  exercise  of a put  pursuant to
     Section 12(c)(1)(E) above which is not accompanied by Executive's termination of employment with the Company, under Section 6 above), commencing sixty (60) days from the date of the Company's receipt of the CCMI Holder's Put Notice (the "Deferral Commencement Date") until the date of the Company's Release Notice (the "Put Deferral Compensation"). The Put Deferral Compensation shall be payable monthly to coincide with payment dates under the Company's normal payroll practices, and shall be calculated from the Deferral Commencement Date until such a date that is six (6) months from that date (the "Initial Penalty Period") as follows: (x) the percentage rate equal to the weighted average annual interest rate on all privately-held subordinated debentures and notes issued by the Company and outstanding on the Date of Termination, which shall be weighted based on the respective principal amounts outstanding, (y) divided by twelve, and
     (z) multiplied by the redemption price payable pursuant to Schedule A hereof. If the Release Notice is not received on or before the expiration of the Initial Penalty Period, then from the end of the Initial Penalty Period until a date that is six (6) months after the end of the Initial Penalty Period (the "Secondary Penalty Period"), the Put Deferral Compensation shall be calculated by increasing the percentage rate determined in (x) above by four percent (4%). If the Release Notice is not received on or before the secondary Penalty Period, then from the end of the Secondary Penalty Period, the Put Deferral Compensation shall be calculated by increasing the percentage rate determined in (x) above, by eight percent (8%). The Put Deferral Compensation shall be adjusted to reflect any partial months during the payment period.

          v. From and after the Company's receipt of the CCMI Holder's Put Notice under this Section 12(c), the Company agrees to indemnify, defend and hold harmless the Executive from and against any loss, claims, damages, expenses, liabilities or costs (including reasonable attorneys' fees) (collectively, "Claims") suffered or incurred by the Executive in his capacity as Guarantor under that Limited Guaranty made by Executive to General Electric Capital Corporation in connection with that Assumption and Amendment Agreement #2 dated of even date herewith among GECC, the Company and certain Coastal Group Members; provided, that Executive delivers written notice of any Claim to the Company within 10 days of his incurring or suffering the same.

          (d) Company's Call Options. In the event the Initial Term Unconditional Put Right has not been exercised, and only in such event, the Company shall have the right, at its sole option and election, to redeem all, but not less than all, of the Coastal Credit Membership Interest held by the CCMI Holder at the redemption price calculated in accordance with Schedule A hereto, in the following events: (i) the Executive's termination of his employment for any reason except for Good Reason; or (ii) the Company's termination of Executive's employment for Cause. The Company may exercise its redemption right by delivering written notice to Executive on or before sixty (60) days after the Date of Termination, stating that the Company elects to redeem all, but not less than all, of the Coastal Credit Membership Interest in accordance with the provisions of this Section. The closing of the redemption sale shall take place in accordance with the terms set forth in Section 12(c) above. All rights of the CCMI Holder to the Coastal Credit Membership Interest, except for the right to receive its redemption price therefor in accordance herewith, shall cease on the Closing Date.

     Executive, as sole equity owner of Coastal Credit and any Affiliate which may hold the Coastal Credit Membership Interest, shall cause Coastal Credit or any such Affiliate to comply with the provisions of this Section 12. Executive represents and warrants to the Company that, for as long as the CCMI Holder is a Member of the Company, he will not transfer any interest or issue additional securities in such CCMI Holder to a third party unless he first obtains the Company's written consent thereto, which consent shall not be unreasonably withheld.

     13. Non-Compete; Confidentiality. Executive acknowledges and agrees that, during the Term hereof and for a period of two years after the Date of Termination or expiration of the Term of this Agreement, he is subject to the non-compete covenants set forth in Section 6(I) of the Asset Purchase Agreement. Notwithstanding the foregoing or anything in any other agreement (written or oral) between the parties to the contrary, if Executive's employment is terminated by the Company other than for Cause, by Executive for Good Reason, or if this Agreement is terminated by reason of the Company's notice of non-renewal, then Executive shall only be subject to the non-compete covenants set forth in Section 6(I) of the Asset Purchase Agreement for as long as the Company pays to Executive the salary and benefits set forth in this Agreement.

          (a) Except as provided in the next two sentences, Executive covenants and agrees that all information, knowledge or data of or pertaining to the Company or any of its Affiliates, or pertaining to any other Person with which they or any of them may do business during the Term and which is not generally known in the relevant trade or industry (and whether relating to methods, merchandising, processes, techniques, discoveries, pricing, sales practices, marketing or any other proprietary matters) (the "Company Information") shall be kept secret and confidential at all times during and after the termination or expiration of this Agreement and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Managers of the Company may otherwise expressly authorize. In the event that Executive is requested in a judicial, administrative or governmental proceeding to disclose any of the Company Information, Executive will promptly so notify the Company so that the Company may seek a protective order at the Company's expense or other appropriate remedy and/or waive compliance with this Agreement. If such protective order or other remedy is not obtained or the Company waives compliance with this Agreement and disclosure of any of the Company Information is required, Executive may furnish the material so required to be furnished, but Executive will furnish only that portion of the Company Information which is legally required and will exercise his best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Company Information furnished.

     14. Non-Solicitation/No-Hire. Executive agrees and acknowledges that the services of Executive pursuant to this Agreement are unique and extraordinary, and that the Company and its Affiliates will be dependent upon Executive for the development and growth of their business and related functions. If Executive's employment with the Company is terminated for any reason, Executive agrees, for a period of two years following the Date of Termination or expiration of the Term of this Agreement, not to conduct or participate (directly or indirectly, including through one or more Affiliates) in:

          (a) Hiring, attempting to hire or assisting any other Person in hiring or attempting to hire, or inducing to leave the employ of the Company, any employee or officer of the Company, or any person who was an employee or officer of the Company within the six-month period prior to the Date of Termination or expiration of the Term of this Agreement; provided, however, that Executive may seek to hire Nina White, if she is still employed by the Company, at any time after six months following the Date of Termination or expiration of the Term of this Agreement;

          (b) Soliciting the business on behalf of himself or any other person with respect to a Competitive Business (as defined in Section 6(H)(1) of the Asset Purchase Agreement) of the Company or Regions First of either:
     (i) any vehicle dealers who were clients of the Company or the Coastal Group during the 12-month period prior to the Date of Termination (a "Specific Client"); or (ii) any Person whose business Executive (on behalf of the Company or otherwise) solicited by multiple contacts during the six-month period prior to the Date of Termination (a "Specific Contact"); or

          (c) Any activity for any Specific Client or Specific Contact which is the same as or similar to those activities Executive performed for the Company during the three-year period prior to the Date of Termination.

     Executive agrees that if Executive acts in violation of this Section, the number of days Executive is in such violation will be added to any periods of limitation on Executive's activities specified herein. In addition, Executive agrees that during the duration of this

Agreement and during the period of limitation on Executive's activities specified in this Section, Executive shall promptly deliver a true and correct copy of this Agreement to any prospective employer or business partner of Executive.

     15. Monies Owed to the Company. Upon the termination of Executive's employment with the Company, Executive hereby authorizes the Company to deduct from Executive's final wages or other monies due to Executive all debts or financial obligations owed to the Company by Executive.

     16. Remedies. Executive understands and agrees that the Company will be irreparably damaged in the event that Sections 13 or 14 of this Agreement are violated. Executive agrees that the Company shall be entitled (in addition to any other remedy to which it may be entitled, at law or in equity) to an injunction to redress breaches of such Sections of this Agreement and to specifically enforce the terms and provisions thereof.

     17. Successors and Assigns. This Agreement is a personal contract, and the rights and interests of Executive hereunder and under the awards and plans referred to herein may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as may be expressly permitted by the provisions of such awards or plans and that payments due Executive hereunder shall be payable to his heirs or fiduciaries upon his death. Except as may be expressly provided otherwise herein, this Agreement shall be binding upon the Company and inure to the benefit of the Company and its Affiliates, and its successors and assigns, including (but not limited to) any corporation or other entity which may acquire all or substantially all of the Company's assets or business or into or with which the Company or an Affiliate may be consolidated or merged.

     18. Jurisdiction and Governing Law. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to principles of conflicts of laws thereof.

     19. Entire Agreement. This Agreement, the Asset Purchase Agreement and the Operating Agreement contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto; Company and Executive are not relying on any such prior agreements or understandings in entering into this Agreement. No representations or warranties of any kind or nature relating to the Company or any Affiliate or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of the Company or any Affiliate to Executive, nor have any representations or warranties of any kind or nature been made by Executive to the Company or any Affiliate.

     20. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     21. Notices. Any notice to be given hereunder shall be in writing and delivered personally or by overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

                           To:
                           William. E. McKnight
                           2442 Ship's Watch Court
                           Virginia Beach, Virginia 23451

                           With a copy to:

                           Mr. Thomas R. Frantz
                           Clark & Stant, P.C.
                           One Columbus Center
                           Virginia Beach, Virginia 23462
                           Facsimile: (757) 473-0395

                           To:

                           Coastal Acquisition, L.L.C.
                           81 Butternut Lane
                           Basking Ridge, New Jersey 07920-3303
                           Attention: Michael G. Stout
                           Facsimile: (908) 204-9277

                           With a copy to:

                           Lord, Bissell & Brook
                           115 South LaSalle Street
                           Chicago, Illinois 60603
                           Attention: Louis E. Rosen
                           Facsimile: (312) 443-0336

Any notice delivered personally shall be deemed given on the date delivered, any notice transmitted by fax machine shall be deemed delivered upon receipt of confirmation of fax transmission, any notice delivered by overnight courier shall be deemed given the day after deposit with a courier, and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given three days after mailing.

     22. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

     23. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     24. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

     25. Withholding Taxes. All payments to Executive under this Agreement shall be reduced by any applicable federal, state or city withholding taxes.

     This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be one and the Same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     COASTAL ACQUISITION, L.L.C.



                                     By: /s/ Michael G. Stout
                                        ----------------------------------------
                                         Michael G. Stout, Manager


                                        /s/ William E. McKnight
                                        ----------------------------------------
                                        William E. McKnight